EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GOFBA, INC.

The undersigned, Anna Chin and William DeLisi, hereby certify that:

ONE: They are the President and Secretary of Gofba Inc., a California corporation the (“Corporation”)

TWO: The Articles of Incorporation of said Corporation were filed on November 6, 2008, and amended on May 30, 2012 and November 25, 2013, and shall be amended and restated in their entirety to read in full as follows:

ARTICLE I

The name of this Corporation is Gofba, Inc.

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

A. The Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Two Hundred Million (200,000,000) shares, no par value. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Twenty Million (20,000,000) shares, no par value.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to fix the number of shares and to determine or alter for each such wholly unissued series, such voting powers, if any, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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i. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting.

ii. PREFERRED STOCK

Shares of preferred stock will have the rights and preferences set forth in the applicable Certificate of Determination as filed with the California Secretary of State.

ARTICLE IV

A. Limitation. To the fullest extent permitted by California law, a director of the Corporation shall not be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of California or any other law of the State of California is amended after approval by the stockholders of this Article IV to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of California as so amended. Any repeal or modification of the foregoing provisions of this Article IV by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B. Indemnification. To the fullest extent permitted by California law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law of California permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 317 of the General Corporation Law of California.

C. Modification. Any amendment, repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

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ARTICLE V

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI

A. Amendment of Bylaws. Subject to any additional vote required by these Articles of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation, except as provided in Section 212 of the California Corporations Code.

B. Number of Directors. Subject to any additional vote required by these Articles of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C. Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide, except as otherwise required by law.

D. Meetings and Books. Meetings of stockholders may be held within or without the State of California, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of California at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

THREE: Pursuant to Section 910 of the California Corporations Code, the foregoing Amended and Restated Articles of Incorporation of this corporation were duly approved by the Board of Directors alone on March 1, 2018.

FOUR: The Corporation has issued no shares.

[Signature page follows.]

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: March 1, 2018

Anna Chin
President

William DeLisi
Secretary

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